As filed with the Securities and Exchange Commission on December 8, 1999
Registration No. 333-91309

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WEBMETHODS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of
Incorporation or Organization)
7372
(Primary Standard Industrial
Classification Code Number)
54-1807654
(I.R.S. Employer
Identification Number)

3877 Fairfax Ridge Road, Fourth Floor

Fairfax, Virginia 22030
(703) 460-2500
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Mr. Phillip Merrick

Chief Executive Officer
webMethods, Inc.
3877 Fairfax Ridge Road, Fourth Floor
Fairfax, Virginia 22030
(703) 460-2500
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Andrew M. Tucker, Esq.
Shaw Pittman
1676 International Drive
McLean, VA 22102
(703) 790-7900
Alan Dean, Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
(212) 450-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  [   ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [   ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by webMethods in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee		$12,510

NASD filing fee		*

NASDAQ National Market listing fee		*

Printing and engraving costs		*

Legal fees and expenses		*

Accounting fees and expenses		*

Blue Sky fees and expenses		*

Transfer Agent and Registrar fees		*

Miscellaneous expenses		*

Total	$	*

*	To be supplied by amendment.

Item 14.  Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

      Article Seven of the registrant’s Fifth Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

      Article Six of the registrant’s Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

      In addition to indemnification provided for in the registrant’s Amended and Restated Bylaws, the registrant has entered into indemnification agreements with its directors and executive officers. The registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

      The Underwriting Agreement (Exhibit 1.1 hereto) provides for indemnification by the Underwriters of the registrant and its executive officers and directors, and by the registrant of the underwriters for certain liabilities, including liabilities arising under the Securities Act, in connection with matters specifically provided in writing by the Underwriters for inclusion in the Registration Statement.

Item 15.  Recent Sales of Unregistered Securities

      During the past three years, the registrant has issued unregistered securities to a limited number of persons as described below:

1. On June 13, 1996, the registrant issued to two founders 15,000 shares of common stock of the registrant valued at $10.00 per share in exchange for the technology for the Web Automation Toolkit, for an aggregate transaction value of $150,000.

2. On January 8, 1997, the registrant issued and sold 5,305 shares of common stock to a total of 8 investors for $72.75 per share, or an aggregate of $385,938.75.

3. On October 22, 1997 the registrant issued and sold a warrant to purchase 500 shares of common stock in connection with a financing transaction. The warrant was exercised on December 28, 1998.

4. On October 23, 1997, the registrant issued an aggregate of 47,174 shares of mandatorily redeemable, convertible Series A preferred stock in exchange for the common stock issued to the 8 investors in January 1997.

5. On November 7 and December 30, 1997, the registrant issued and sold an aggregate of 180,750 shares of mandatorily redeemable, convertible Series B preferred stock to a total of 31 investors for $20.00 per share, or an aggregate of $3,615,000.

6. On September 22, 1998, the registrant issued and sold an aggregate of 195,783 shares of mandatorily redeemable, convertible Series C preferred stock to a total of 5 investors for $33.20 per share, or an aggregate of $6,499,995.60.

7. On March 1, 1999, the registrant issued and sold a warrant to purchase 4,000 shares of common stock in connection with transactions contemplated by a lease of property by the registrant.

8. On May 12, June 1 and June 15, 1999, the registrant issued and sold an aggregate of 134,075 shares of mandatorily redeemable, convertible Series D preferred stock to a total of 47 investors for $88.40 per share, or an aggregate of $11,852,230.

9. On November 4, 9, 10 and 12, 1999, the registrant issued and sold an aggregate of 68,770 shares of mandatorily redeemable, convertible Series E Preferred Stock to a total of five investors for $247.20 per share, or an aggregate of $16,999,994.

10. As of September 30, 1999, an aggregate of 388,026 shares of common stock had been issued upon exercise of options under the registrant’s stock option plan.

      On October 27, 1997, the registrant effected a split of its common stock in the form of a stock dividend of 7.8915234 shares of common stock for each share of common stock outstanding as of October 10, 1997. On March 18, 1998 the registrant effected a split of its common stock in the form of a stock dividend of 19 shares of common stock for each share of common stock outstanding as of March 5, 1998.

      None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 promulgated under Section 3(b) thereof, pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with the registrant, to information about the registrant.

Item 16.  Exhibits and Financial Statement Schedules

      a)  Exhibits.

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.
3.1**	Fourth Amended and Restated Certificate of Incorporation of the registrant, as amended to date.
3.2**	Fifth Amended and Restated Certificate of Incorporation of the registrant, to be filed after the closing of the offering made pursuant to this registration statement.
3.3**	Bylaws of the Registrant, formerly known as TransactNet, Inc.
3.4**	Amended and Restated Bylaws of the Registrant, to become effective at the closing of the offering made pursuant to this registration statement.
4.1	Second Amended and Restated Investor Rights Agreement
4.2*	Specimen Certificate of the registrant’s common stock.
5.1*	Opinion of Shaw Pittman, counsel to the registrant.
10.1	Indemnification Agreement entered into between the registrant and each of its directors.
10.2†	SAP Development Partner Software License and Distribution Agreement dated March 31, 1999
21**	Subsidiaries
23.1**	Consent of Independent Accountants.
23.2*	Consent of Shaw Pittman, counsel to the registrant.
24.1**	Power of Attorney.
27.1**	Financial Data Schedule.

  *  To be supplied by amendment.

**  Previously filed.

  †  Confidential treatment requested.

      b)  Financial Statement Schedule

      Financial Statement Schedules are not listed because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.  Undertakings

      The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

      Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon

Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairfax, Commonwealth of Virginia, on the 8th day of December, 1999.

WEBMETHODS, INC.

By:	/s/ PHILLIP MERRICK

Phillip Merrick
Chairman of the Board, President
and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ PHILLIP MERRICK Phillip Merrick	Chairman of the Board, President and Chief Executive Officer	December 8, 1999
/s/ MARY DRIDI Mary Dridi	Chief Financial Officer and Treasurer	December 8, 1999
* Robert E. Cook	Director	December 8, 1999
Chase Bailey	Director	December 8, 1999
* Gene Riechers	Director	December 8, 1999
* Jack L. Lewis	Director	December 8, 1999

Signature	Title	Date

* Michael J. Levinthal	Director	December 8, 1999
* Robert T. Vasan	Director	December 8, 1999
* Dennis H. Jones	Director	December 8, 1999
*By: /s/ PHILLIP MERRICK Phillip Merrick Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
No.	Description

1.1*	Form of Underwriting Agreement.
3.1**	Fourth Amended and Restated Certificate of Incorporation of the registrant, as amended to date.
3.2**	Fifth Amended and Restated Certificate of Incorporation of the registrant, to be filed after the closing of the offering made pursuant to this registration statement.
3.3**	Bylaws of the Registrant, formerly known as TransactNet, Inc.
3.4**	Amended and Restated Bylaws of the Registrant, to become effective at the closing of the offering made pursuant to this registration statement.
4.1	Second Amended and Restated Investor Rights Agreement
4.2*	Specimen Certificate of the registrant’s common stock.
5.1*	Opinion of Shaw Pittman, counsel to the registrant.
10.1	Indemnification Agreement entered into between the registrant and each of its directors.
10.2†	SAP Development Partner Software License and Distribution Agreement dated March 31, 1999
21**	Subsidiaries
23.1**	Consent of Independent Accountants.
23.2*	Consent of Shaw Pittman, counsel to the registrant.
24.1**	Power of Attorney.
27.1**	Financial Data Schedule.

*	To be supplied by amendment.

**	Previously filed.

†	Confidential treatment requested.